Exhibit 99.1

ACE Limited	PO Box HM 1015
ACE Global Headquarters	Hamilton HM DX
17 Woodbourne Avenue	Bermuda
Hamilton HM 08
Bermuda
441 295-5200 main
441 292-8675 fax

www.acelimited.com

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm

Media Contact:	Patrick McGovern
212-827-4426
patrick.mcgovern@ace-ina.com

ACE COMPLETES ACQUISITION OF

COMBINED INSURANCE COMPANY OF AMERICA

HAMILTON, Bermuda – April 1, 2008 – ACE Limited (NYSE: ACE) announced today that it has completed its acquisition of 100% of the outstanding shares of Combined Insurance Company of America and certain of its subsidiaries from Aon Corporation (NYSE: AOC) for $2.56 billion in cash. In accordance with the purchase agreement, the purchase price reflects on a dollar-for-dollar basis an increase to Combined’s net worth that occurred between the signing and the closing of the transaction.

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “We are delighted to close this important transaction ahead of schedule. ACE and Combined teams have been working closely together, making plans to achieve both our efficiency and growth objectives. We have been building considerable momentum over the last three months so we can hit the ground running beginning today.”

In connection with ACE’s first quarter earnings call on April 30, the Company will update 2008 earnings guidance.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group of Companies conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

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